EXHIBIT 99.2

August 27, 2014

MOTORCAR PARTS OF AMERICA ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

LOS ANGELES, CA – August 27, 2014 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced the pricing of its underwritten public offering of 2,400,000 shares of its common stock at a price to the public of $26.00 per share. In addition, Motorcar Parts of America has granted the underwriters a 30-day option to purchase up to 360,000 additional shares of common stock to cover over-allotments, if any.  All shares of common stock to be sold in the offering will be offered by Motorcar Parts of America. The offering is expected to close on or about September 2, 2014, subject to satisfaction of customary closing conditions.

The total gross proceeds of the offering are expected to be approximately $62.4 million. After deducting the underwriter's discount and other estimated offering expenses payable by Motorcar Parts of America, the net proceeds are expected to be approximately $58.1 million. These amounts assume no exercise of the underwriter's over-allotment option. Motorcar Parts of America expects to use the net proceeds from the offering for working capital and other general corporate purposes.

Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC are acting as joint book-running managers for the offering. B. Riley & Co., LLC is acting as co-manager for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. The prospectus and a preliminary prospectus supplement related to the offering have been filed with the SEC and are available on the SEC's website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: jack.mccarthy@craig-hallum.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of automotive aftermarket parts -- including alternators, starters, wheel hub assembly and brake master cylinder products utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Motorcar Parts of America's products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with production facilities located in California, Mexico, Malaysia and China, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia.  Additional information is available at www.motorcarparts.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company's current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company's Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2014 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 471-1288